Exhibit 10.31

SEPARATION AGREEMENT AND

FULL AND FINAL RELEASE OF CLAIMS

This Separation Agreement and Full and Final Release of Claims (“Agreement”) is by and between KEN KALINOSKI (“Employee” or “you”), and FORGENT NETWORKS, INC., a Delaware corporation (“Forgent” or “Company”) (collectively referred to herein as the “Parties). This Agreement shall be effective as of seven (7) days following its execution by Employee (the “Effective Date”) unless Employee exercises his right of revocation pursuant to Paragraph 14 of this Agreement.

RECITALS:

WHEREAS, Employee’s employment with the Company will be terminated; and

WHEREAS, the Parties have decided to resolve any differences arising out of Employee’s employment with Forgent and separation therefrom, consistent with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, including the recitals above, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Termination. Employee will be terminated from all offices and positions of employment with the Company effective May 1, 2005 (“Termination Date”), thereby discontinuing any employer/employee relationship between the Parties.

2. Severance.

a. Payment. The Company will provide you with severance payments equivalent to your normal semi-monthly wages through February 15, 2006, which is approximately nine (9) months of your base salary. The severance payments are subject to all applicable payroll deductions and withholdings, and will be paid on the Company’s regularly scheduled pay dates.

b. Benefits. For a period of nine (9) months from the Effective Date, Forgent shall pay for the cost under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) of extending Employee’s medical benefits through the Company health plan.

c. Termination of Severance. Employee acknowledges and agrees that if he breaches any of his obligations under either this Agreement or his Confidentiality and Invention Disclosure Agreement with the Company (formerly known as the VTEL Corporation) (“VTEL Agreement”), the Company shall have the right to (i) immediately cancel all of its remaining payment obligations hereunder, if any, (ii) recover from Employee any amounts previously paid to Employee hereunder, and (iii) pursue any other remedies available to the Company for such breach; provided, however, that these

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penalty provisions do not apply to any claims, charges, or lawsuits which challenge the validity of Employee’s release under the Older Workers’ Benefit Protection Act (“OWBPA”).

3. Release.

a. Employee hereby knowingly and voluntarily releases and forever discharges the Company, its parents, affiliates, predecessors, successors and assigns, and each of its officers, directors, agents, and employees (collectively referred to herein as the “Releasees”) from any and all claims, liabilities, costs, and damages of any nature whatsoever, both known and unknown, under federal, state, or local laws, which he has or may have against the Releasees for any alleged act or omission which occurred on or at any time prior to the date of Employee’s execution of this Agreement including, but not limited to, any claims related to: (1) breach of contract, personal injury, or tort including, but not limited to, claims of wrongful discharge, fraud, promissory estoppel, intentional infliction of emotional distress, defamation, and assault; (2) claims, if any, arising out of or in connection with the initiation, termination, or existence of Employee’s employment relationship with Forgent, or any services performed on behalf of Forgent; (3) claims, if any, regarding leave, vacation, bonuses, commissions, stock options, or any other form of payment or benefits attributable to his employment with Forgent; and (4) employment discrimination on the basis of race, color, gender, disability, religion, national origin, age, or any other status protected by law including, but not limited to, under the Civil Rights Acts of 1964 and 1991, as amended, the Americans With Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, COBRA, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, as amended, and Sections 1981-1983 of Title 42 of the United States Code.

b. Employee warrants that he has not filed any claims, complaints, charges, or lawsuits against Forgent with any governmental agency or any court, and agrees never to institute, directly or indirectly, any action or proceeding of any kind whatsoever against the Releasees based on or arising out of, and alleged to have been suffered as a consequence of Employee’s employment, discontinuation of employment, or Employee’s relationship to date including, but not limited to, any with the Company. Excluded from this Agreement are any claims which cannot be waived by law. Employee does waive, however, his right to any monetary recovery should any agency pursue any claims on Employee’s behalf.

c. This Agreement specifically includes, but not by way of limitation, all claims which might be asserted by or on behalf of Employee in any suit or claim against the Releasees, for or on account of any matter whatsoever, up to and including the present time. Employee represents and warrants that to the best of his knowledge, no other person or entity, other than Employee, is entitled to assert any claims of any kind or character based on or arising out of, and alleged to have been suffered by, in, or as a consequence of Employee’s employment, separation from employment, and Employee’s relationship to date with the Company.

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4. Confidential Information.

a. Definition. “Confidential Information” means information: (1) disclosed to or known by Employee as a consequence of or through his employment with Forgent; (2) not generally known outside Forgent; and (3) which relates to any aspect of Forgent or its business, prospective business, research, or development. By example and without limitation, Confidential Information includes, but is not limited to, any and all information of the following or similar nature, whether transmitted verbally, electronically or in writing: copyright, service mark and trademark registrations and applications; patents and patent applications; licenses; agreements; unique and special methods; techniques; procedures; processes; routines; formulas; know-how; trade secrets; innovations; inventions; discoveries; improvements; research proposals, development, test results or papers; specifications; technical data and/or information; software; quality control and manufacturing procedures; formats; sketches; drawings; models; sales figures; files; marketing plans; strategies; business plans and forecasts; customer, pricing, and financial information; budgets; methodologies; computer code and programs; compilations of information; reports; records; compensation and benefit information; customer, vendor, and supplier identities and characteristics; information provided to Forgent by a third party under restrictions against disclosure or use by Forgent or others; information designated secret or confidential by Forgent; and information of which unauthorized disclosure could be detrimental to the interests of Forgent, whether or not such information is identified as confidential information by Forgent.

b. Value of Confidential Information. Employee acknowledges that all Confidential Information is valuable, proprietary and the exclusive property of Forgent. All business records, papers and documents kept or made by Employee relating to the business of Forgent shall be and remain the property of Forgent.

c. Non-Disclosure. Employee agrees that in performance of work for Forgent, he has been privy to Confidential Information of considerable value to Forgent, its stockholders, and customers. Employee will hold in strictest confidence and shall not, directly or indirectly, use or reveal, divulge, make known to or permit the use of by third parties, any Confidential Information, unless required to do so by law. Employee agrees that the fact that Employee and the Company have reached this Agreement and its terms, specifically including, but not limited to, the amount paid hereunder, will be treated as a strictly confidential matter between the Parties, and will not be disclosed by Employee to any third party or entity, save and except (a) Employee’s attorneys, tax advisors, and immediate family; provided each of the foregoing are advised by Employee of this confidentiality requirement, and each agrees to maintain full confidentiality; (b) governmental agencies; and (c) pursuant to a lawfully issued subpoena from a court of competent jurisdiction. This Non-Disclosure provision is a material and substantial term of this Agreement. Employee and the Company agree, however, that this Agreement may be used as evidence in a subsequent proceeding in which any of the Parties allege a breach of this Agreement.

d. Return of Company Property. Employee acknowledges and warrants that he or his personal representative has returned to Forgent: (a) all keys, entry cards,

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identification badges, credit cards, vehicles and other property of Forgent; and (b) Confidential Information in Employee’s possession or control. Employee acknowledges and warrants that he has not kept any copies, nor made or retained any abstracts or notes, of any Confidential Information.

5. Non-Disparagement. Employee agrees that he will not in any way disparage, defame, deprecate, denigrate, defame, vilify, libel, slander, place in a negative light, or in any other way harm or attempt to harm the reputation, good will, or commercial interest of Forgent or any of the other Releasees. Employee also agrees that he will instruct his attorney(s) and immediate family members to abide by the non-disparagement obligations contained in this Agreement. In the event that Employee breaches the promises contained in this paragraph, Forgent’s obligation to make payment of any sums otherwise due under this Agreement will terminate; Employee agrees to promptly return all monies already paid pursuant to this Agreement; and Employee agrees to be liable for any additional damages, including any attorneys’ fees and costs incurred.

6. Continued Cooperation. Subject to reimbursement of reasonable out-of-pocket travel costs and expenses, Employee agrees to cooperate fully with Forgent and its counsel with respect to (i) the pending litigation between the Estate of Gordon Matthews and the Company, (ii) the Company’s disposal and discontinuation of its Alliance Software product, and (iii) any other litigation, investigation, administrative, governmental, or corporate proceeding which relates to matters with which Employee was involved during the term of his employment with Forgent. Such cooperation may include appearing from time to time at the offices of Forgent or its counsel for conferences and interviews, ratifying corporate documents and, in general, providing the officers of Forgent and its counsel with the full benefit of Employee’s knowledge with respect to any such matter. Employee agrees to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties concerned.

7. No Admissions. The terms of this Agreement are a compromise and settlement of any disputed claims, the validity, existence, or occurrence of which are expressly denied by the Company. This Agreement does not constitute, and shall not be construed as, an admission by the Company of any breach of contract or other violation of any right of Employee, or any harm to him/her of any kind whatsoever, or of any violation of any federal, state, or local statute, law, or regulation. To the contrary, the Company denies any liability whatsoever to Employee.

8. Multiple Originals. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes.

9. Entire Agreement. Employee acknowledges that in deciding to sign this Agreement he has not relied on any promises or commitments, whether spoken or in writing, made to him by any Company representative, except for what is expressly stated in this Agreement. This Agreement constitutes the entire understanding and agreement between the Parties hereto concerning the subject matter contained herein, and supersedes any prior employment or similar agreements between the Parties, with the exception of the VTEL Agreement, the terms and conditions of which expressly survive this Agreement. Employee further acknowledges that his termination from employment with Forgent does not and will not trigger any compensation, benefits or other rights under the Parachute Agreement executed by

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him at or near the time of his hire by the Company, and that the Parachute Agreement is hereby superseded and void.

10. Governing Law. This Agreement shall in all respects be interpreted, enforced, and governed by the internal laws of the State of Texas. The language of this Agreement shall be construed as a whole, according to its fair meaning, and shall not be construed strictly for or against either of the Parties.

11. Severability. If any provision of this Agreement is held by final judgment to be invalid, illegal, or unenforceable, such invalid, illegal, or unenforceable provision shall be severed from the remainder of this Agreement, and the remainder of this Agreement shall be enforced. In addition, the invalid, illegal, or unenforceable provision shall be deemed to be automatically modified and, as so modified, to be included in this Agreement, such modification being made to the minimum extent necessary to render the provision valid, legal and enforceable. Notwithstanding the foregoing, however, if the severed or modified provision concerns all or a portion of the essential consideration to be delivered under this Agreement by one party to the other, the remaining provisions of this Agreement shall also be modified to the extent necessary to equitably adjust the Parties’ respective rights and obligations hereunder.

12. Remedies and Arbitration. Any dispute regarding any aspect of this Agreement or any act which allegedly has or would violate any provision of this Agreement (“Arbitrable Dispute”) will be submitted to arbitration before an experienced arbitrator licensed to practice law in the State of Texas and selected in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association (“AAA”), as the exclusive remedy for such claim or dispute. The arbitration shall be conducted in accordance with the Model Employment Arbitration Procedures of the AAA. The cost of the arbitration will be shared equally by Employee and the Company. Arbitration of Arbitrable Disputes is mandatory and in lieu of any and all civil causes of action and lawsuits either party may have against the other arising out of Employee’s employment with the Company, or separation therefrom or under this Agreement; provided, however, that any claim the Company has for breach of the covenants contained in Paragraphs 4 or 5 of this Agreement shall not be subject to mandatory arbitration, and may be pursued in a court of law or equity. Without limiting the remedies available to Forgent, Employee acknowledges a breach of any of the covenants contained in Paragraphs 4 or 5 may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it may not be possible to measure damages for such injuries precisely, and that in the event of such a breach or threat thereof, Forgent may be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by Paragraphs 4 or 5 or such other relief as may be required to specifically enforce any of the covenants in such Paragraphs. Should any party to this Agreement hereafter institute any legal action or administrative proceeding against the other with respect to any claim(s) waived by this Agreement or pursue any Arbitrable Dispute by any method other than said arbitration, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses, and attorneys’ fees incurred as a result of such action and recoverable under the law.

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13. Modification in Writing. Forgent and Employee agree that the covenants and/or provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement is in writing and signed by both Parties.

14. Waiver of Rights. Employee acknowledges that the terms of this Agreement fully comply with the Older Workers’ Benefits Protection Act of 1990, and that said terms therefore are final and binding. Specifically, Employee acknowledges that:

a. The terms of this Agreement not only are understandable, but they are also fully understood by Employee;

b. This Agreement specifically refers to Employee’s rights and claims under the Age Discrimination in Employment Act, as well as to the laws of the State of Texas prohibiting age discrimination, and Employee understands that such rights and claims are irrevocably being waived by Employee;

c. The consideration recited in this Agreement is adequate to make it final and binding, and is in addition to payments or benefits to which Employee would otherwise be entitled as a former employee of the Company;

d. Employee has been advised of the right to consult with an attorney before entering this Agreement, and has exercised such right to the extent Employee wishes to do so;

e. Employee has been given adequate time, up to twenty-one (21) days if he so desires, to consider this Agreement, and Employee understands and acknowledges that any changes made to this Agreement, whether material or immaterial, will not re-start this 21-day period; and

f. Employee understands that this Agreement may be revoked by Employee up to seven (7) days after its execution, following which time it is final and binding. In order to revoke this Agreement, Employee must deliver to the Company a signed written statement of revocation. Employee further understands that if he does not revoke this Agreement during said seven (7) day period, it shall be deemed accepted.

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15. Voluntary Agreement. EXECUTIVE FURTHER STATES THAT HE HAS CAREFULLY READ THE FOREGOING “SEPARATION AGREEMENT AND FULL AND FINAL RELEASE OF CLAIMS,” AND THAT HE KNOWS AND UNDERSTANDS THE CONTENTS THEREOF, AND THAT HE EXECUTES THE SAME AS HIS OWN FREE ACT AND DEED.

Agreed to:	FORGENT NETWORKS, INC.

/s/ Ken Kalinoski	By:	/s/ Michael Noonan
KEN KALINOSKI	Name:	MICHAEL NOONAN
	Title:	Sr. Director, Human Resources

Date: 5/24/2005	Date: 5/24/2005

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